Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact	Media Contact

Warren Edwards Executive Vice President/ Chief Financial Officer ACS, Inc. 214-841-8082 warren.edwards@acs-inc.com	Lesley Pool Senior Vice President/ Chief Marketing Officer ACS, Inc. 214-841-8028 lesley.pool@acs-inc.com

ACS Announces $500 Million Share Repurchase Program

DALLAS, TEXAS: September 2, 2003 — ACS (NYSE: ACS), a premier provider of business process and information technology outsourcing solutions, announced today that the Company’s Board of Directors authorized a share repurchase program of up to $500 million of its Class A common stock effective immediately. At the current stock price, this program represents about eight percent of ACS’ total common shares currently outstanding.

Jeff Rich, ACS’ Chief Executive Officer, commented on the program, “Given the significant strength in our balance sheet, our strong free cash flow, as well as the potential net proceeds from the pending divestiture of a portion of our federal business, we believe utilizing excess capital to repurchase shares is an excellent way to increase shareholder value.”

The program, which is open-ended, will allow the Company to repurchase its shares on the open market from time to time in accordance with the requirements of the Securities and Exchange Commission, including shares that could be purchased pursuant to rule 10b5-1. The number of shares to be purchased and the timing of purchases will be based on the level of cash and debt balances, general business conditions and other factors, including alternative investment opportunities.

ACS, a Fortune 500 company with more than 40,000 people supporting operations in nearly 100 countries, provides business process and information technology outsourcing solutions to world-class commercial and government clients. The company’s Class A common stock trades on the New York Stock Exchange under the symbol “ACS.” ACS makes technology work. Visit ACS on the Internet at www.acs-inc.com.

The statements in this news release that do not directly relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous risks and uncertainties, many of which are outside the Company’s control. As such, no assurance can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. Factors could cause actual results to differ materially from such forward-looking statements. For a description of these factors, see the Company’s prior filings with the Securities and Exchange Commission, including the most recent Form 10-K. ACS disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future event, or otherwise.